Exhibit 99.1

KFX INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

DENVER, February 27, 2006 -- KFx Inc. (Amex: KFX), an energy production company, announced today that the underwriters of its follow-on public offering of 7,000,000 shares, which closed on February 8, 2006, have exercised in full their over-allotment option, purchasing 1,050,000 additional shares of Common Stock.  Including the over-allotment shares purchased today, the offering totaled 8,050,000 shares of Common Stock at a price to the public of $18.75 per share, resulting in net proceeds to KFx of approximately $144.4 million after deducting the underwriting discounts and commissions and the estimated offering expenses.

Jefferies & Company, Inc. is the sole book-running manager for the offering with Hibernia Southcoast Capital and Johnson Rice & Co. as co-managers.

KFx intends to use the net proceeds of the offering to fund the contemplated acquisition of Buckeye, plant facility construction costs, the purchase of a coal-fired boiler and general corporate purposes.  If KFx is unable to consummate the acquisition of Buckeye, it will use the proceeds to further the development of our K-Fuel™ plants and for any acquisitions it may identify in the future.

Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of KFx Inc.’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally.  Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel.  A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

KFx Inc.ï55 Madison StreetïSuite 500ïDenver, Colorado 80206ïTel: (303) 293-2992ïFax: (303) 293-8430

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO
Analyst Contact:
Andreas Vietor, Director of Investor Relations
303-293-2992

or

Brainerd Communicators, Inc.
Media Contact:
Michele Clarke/Jill Gumberg
212-986-6667

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